EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2005, relating to the consolidated financial statements of Main Street Restaurant Group, Inc. and subsidiaries as of December 27, 2004 and December 29, 2003 and for each of the three years in the period ended December 27, 2004 included in the Annual Report on Form 10-K for the year ended December 27, 2004, and to all references to our Firm included in or made part of this Prospectus and Registration Statement.  It should be noted that we have not audited any financial statements of the company subsequent to December 27, 2004, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
August 31, 2005